Exhibit 99.1

Press Release

Mativ Announces Changes to its Board of Directors

ALPHARETTA, Ga. – June 18, 2024 – Mativ Holdings, Inc. (NYSE: MATV) today announced it has appointed John K. Stipancich as an independent member of its board of directors, effective June 13, 2024, for a term of office expiring at the 2027 annual meeting. In connection with his appointment, Stipancich has also been appointed to serve on the Board’s audit committee.

“We’re pleased to welcome John to the Board. With over 30 years of experience, he brings a deep well of legal, operational, and financial expertise to Mativ’s Board,” said Mativ’s President and Chief Executive Officer, Julie Schertell.

Stipancich currently serves as Executive Vice President, General Counsel and Secretary of Roper Technologies, Inc., an operator of market leading businesses that design and develop vertical software and technology enabled products for a variety of niche markets.

“John is a great addition to our Board,” said Dr. Kimberly E. Ritrievi, Chair of Mativ’s Board of Directors. “He has played a key role in Roper’s impressive cash flow compounding and shareholder return story over the past eight years, and we look forward to him making important contributions to help drive Mativ’s continued growth and shareholder value creation.”

Stipancich joined Roper in 2016. Prior to joining Roper, Stipancich was Executive Vice President and Chief Financial Officer of Newell Brands Inc., where he has also served as General Counsel and Corporate Secretary, and Executive Leader of its operations in the Europe, Middle East, and Africa region. Stipancich previously served in leadership roles with Evenflo Company and Borden, both KKR portfolio companies at the time.

The Company also announced that Director Jeffrey J. Keenan has decided to step down from the Board following eight years of dedicated service to Mativ Holdings, Inc. and its predecessor, Schweitzer-Mauduit International, Inc. effective as of June 12, 2024.

“I would like to thank Jeffrey for his many years of exceptional service to Mativ and the Board,” said Ritrievi. “His leadership and contributions have been invaluable, and we wish him continued success in his endeavors.”

About Mativ

Mativ Holdings, Inc. is a global leader in specialty materials headquartered in Alpharetta, Georgia. The company makes material impacts on the world every day through a wide range of critical components and engineered solutions that solve our customers’ most complex challenges. We manufacture on three continents and generate sales in nearly 100 countries through our family of business-to-business and consumer product brands. The company’s two segments, Filtration & Advanced Materials and Sustainable & Adhesive Solutions, target premium applications across diversified and growing end-markets, from filtration to healthcare to sustainable packaging and more. Our broad portfolio of technologies combines polymers, fibers, and resins to optimize the performance of our customers’ products across multiple stages of the value chain. Our leading positions are a testament to our best-in-class global manufacturing, supply chain, and materials science capabilities. We drive innovation and enhance performance, finding potential in the impossible.

Chris Kuepper, IRC

Director, Investor Relations

770-569-4229

investors@mativ.com

Leah Sherman-Jones

Corporate Communications

media@mativ.com